Exhibit 99.1
eBay Inc. Reports Third Quarter 2025 Results

•Revenue of $2.8 billion, up 9% on an as-reported basis and up 8% on an FX-Neutral basis
•Gross Merchandise Volume ("GMV") of $20.1 billion, up 10% on an as-reported basis and up 8% on an FX-Neutral basis
•GAAP and Non-GAAP earnings per diluted share of $1.28 and $1.36, respectively, on a continuing operations basis
•GAAP and Non-GAAP operating margins of 20.4% and 27.1%, respectively
•Returned $757 million to stockholders in Q3, including $625 million of share repurchases and $132 million paid in cash dividends

San Jose, California, October 29, 2025 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its third quarter ended September 30, 2025.

“Q3 was another strong quarter for eBay, reflecting continued momentum across our marketplace and disciplined execution of our strategy,” said Jamie Iannone, Chief Executive Officer of eBay. “We’re transforming the eBay experience through AI built on 30 years of unique insights, while enhancing trusted programs in shipping, live commerce and circular fashion. These innovations are deepening engagement with enthusiasts and positioning eBay for continued success as we reinvent the future of ecommerce.”

“Our robust Q3 performance reflects strong operational discipline as we continue on the path of sustainable growth,” said Peggy Alford, Chief Financial Officer at eBay. “Looking ahead, our focus is building on this momentum, leveraging our strong financial position and talented team to accelerate our strategic initiatives, and continue creating long-term value for shareholders.”

Third Quarter 2025 Business Highlights

•eBay celebrated its 30th anniversary by launching an immersive ‘95 Shop experience and ringing the Nasdaq opening bell in New York City. Celebrations took place around the world highlighting how eBay empowers entrepreneurs, fuels the circular economy and continues to create economic opportunity for all.
•At eBay OPEN25 in the U.S., U.K. and Germany, the company unveiled new features and updates from embedded offer-making to AI-powered messaging support as well as new seller protections designed to simplify the selling experience, improve profitability and build trust.
•eBay maintained a strong presence at major collectibles events, including San Diego Comic-Con, the National Sports Collectors Convention, the London Card Show and CollectFest Sydney. Activations featured eBay Live shopping experiences, collaborations with creators, athletes and celebrities, and unique, one-of-a-kind inventory.
•The company expanded its eBay Endless Runway initiative, collaborating with top designers to showcase pre-loved fashion during events in New York, London, Milan and Paris. The shows were streamed on eBay Live and social media, allowing viewers to shop pre-loved runway looks in real-time.
•In the U.K., eBay expanded its Authenticity Guarantee program to cover 70 luxury and premium brands in apparel, shoes and accessories, building upon its existing offerings in sneakers, watches, handbags and fine jewelry. This makes the U.K. eBay’s first market to deliver full "head-to-toe" luxury authentication.
•eBay collaborated with Marks & Spencer, one of the U.K.’s most iconic retail brands, to launch the retailer’s first dedicated resale service on eBay. The partnership allows customers to trade in pre-loved Marks & Spencer items online or in-store, giving these high-quality products a second life.
•The company enhanced its offerings for Motors enthusiasts with Secure Purchase, a solution that makes buying and selling vehicles safer and easier by handling the complexities of a vehicle transaction.
•Building on its popular Visual Search feature, eBay integrated with Apple’s Visual Intelligence to deliver a seamless shopping experience, enabling buyers to discover and purchase products directly from their iPhone cameras.
•In October, eBay closed its acquisition of Tise, a consumer-to-consumer (C2C) social marketplace that strengthens eBay’s C2C expertise, and its connection with Gen Z and Millennial shoppers.
•Since the launch of the eBay Seller Capital program in 2021, the program, through its financing partners, has distributed more than $1 billion in working capital to eBay sellers, demonstrating the company’s continued commitment to helping entrepreneurs access resources to grow and scale their businesses.

Impact

•eBay for Charity enabled buyers and sellers to raise over $49 million worldwide in Q3.
•In Q3, the eBay Foundation announced nearly $3 million in 2025 Global Give grants to more than 30 nonprofit partners worldwide to expand inclusive entrepreneurship.
•The company published its 2024 Global Transparency Report, outlining eBay’s efforts to ensure it remains a trusted and secure marketplace, while raising the bar for its community and the broader ecommerce landscape.
•eBay was named to TIME’s World’s Best Companies 2025, Forbes America’s Best Employers for Women 2025, America’s Best Employers for Tech Workers and America’s Best Employers for Company Culture 2025, and Newsweek’s America’s Greatest Companies 2025 lists.

Third Quarter 2025 Financial Highlights

•Revenue was $2.8 billion, up 9% on an as-reported basis and up 8% on a foreign exchange ("FX") neutral basis.
•GMV was $20.1 billion, up 10% on an as-reported basis and up 8% on an FX-Neutral basis.
•GAAP net income from continuing operations was $597 million, or $1.28 per diluted share.
•Non-GAAP net income from continuing operations was $636 million, or $1.36 per diluted share.
•GAAP and Non-GAAP operating margins were 20.4% and 27.1%, respectively.
•Generated $934 million of operating cash flow and $803 million of free cash flow from continuing operations.
•Returned $757 million to stockholders, including $625 million of share repurchases and $132 million paid in cash dividends.

	Third Quarter
in millions, except per share data and percentages	2025	2024	Change
eBay Inc.
Net revenues	$2,820	$2,576	$244	9%
GAAP – Continuing Operations
Net income	$597	$636	$(39)	(6)%
Earnings per diluted share	$1.28	$1.29	$(0.01)	(1)%
Non-GAAP – Continuing Operations
Net income	$636	$588	$48	8%
Earnings per diluted share	$1.36	$1.19	$0.17	14%

Other Selected Financial and Operational Results

•Advertising revenue – The company's total advertising offerings generated $525 million of revenue in the third quarter of 2025, representing 2.6% of GMV. First-party advertising products on the eBay platform delivered $496 million of revenue in the third quarter of 2025, up 25% on an as-reported basis and up 23% on an FX-Neutral basis.
•Operating margin – GAAP operating margin decreased to 20.4% for the third quarter of 2025, compared to 23.1% for the same period last year. Non-GAAP operating margin decreased to 27.1% for the third quarter of 2025, compared to 27.2% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the third quarter of 2025 was (4.1)%, compared to 20.2% for the third quarter of 2024. The non-GAAP effective tax rate for continuing operations for the third quarter of 2025 was 16.5%(1).
•Cash flow – The company generated $934 million of operating cash flow and $803 million of free cash flow during the third quarter of 2025 from continuing operations.
•Capital returns – The company repurchased $625 million of its common stock, or approximately 7 million shares, in the third quarter of 2025. The company's total repurchase authorization remaining as of September 30, 2025 was approximately $1.4 billion. The company also paid cash dividends of $132 million during the third quarter of 2025.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $5.3 billion as of September 30, 2025.

(1) We use a non-GAAP effective tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Business Outlook

eBay is providing the following guidance for continuing operations for the fourth quarter and full year 2025.

In billions, except per share data and percentages	Q4 2025 Guidance	Full Year 2025 Guidance
Revenue	$2.83 - $2.89	$10.97 - $11.03
FX-Neutral Y/Y Growth	8% - 10%	6% - 6%

Gross Merchandise Volume	$20.5 - $20.9	$78.9 - $79.3
FX-Neutral Y/Y Growth	4% - 6%	5% - 5%

Diluted GAAP EPS	$0.96 - $1.01	$4.09 - $4.14

Diluted Non-GAAP EPS	$1.31 - $1.36	$5.42 - $5.47

Dividend Declaration

•eBay's Audit Committee, pursuant to delegated authority from our Board of Directors, declared a fourth quarter 2025 cash dividend of $0.29 per share of the company's common stock. The dividend is payable on December 12, 2025 to stockholders of record as of November 28, 2025.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss third quarter 2025 results at 2:30 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com and social media channels as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2024, eBay enabled $75 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles ("GAAP"). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involves risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the fourth quarter and full year 2025 and expected drivers thereof, the future growth in our business, and our ability to drive sustainable long-term growth and create lasting value for our shareholders, the impact of current and contemplated strategic initiatives and offerings, partnerships with and acquisitions of other companies, and new and updated product features or programs, including the initiatives, offerings, partnerships, acquisitions, features and programs discussed in our business highlights, the effects of foreign currency volatility and our ability to respond to such effects, operating efficiency and margins, and dividends and share repurchases.

Actual results could differ materially from those expressed or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: fluctuations in, and our ability to predict, our results of operations and cash flows; our ability to convert visits into sales for our sellers, attract and retain sellers and buyers and execute on our business strategy; our ability to compete in the markets in which we participate; our ability to generate revenue from our foreign operations and expand in international markets; the impact of inflationary pressure, changes in tariffs and global tariff policies and regulations, the overall uncertainty surrounding international trade relations, fluctuations in foreign currency exchange rates, elevated interest rates, geopolitical events such as the ongoing war in Ukraine and uncertainty in the Middle East and terrorist activities; our ability to keep pace with rapid technological developments or continue to innovate and create new initiatives to provide new programs, products and services; our ability to operate and continuously develop our payments system and financial services offerings; the impact of new and evolving domestic and foreign government laws, regulations, rules and standards that affect us, our business and/or our industry; our reliance on third-party providers; our ability to protect or enforce our intellectual property rights; our ability to deal effectively with fraudulent activities on our Marketplace platforms; the impact of any security breaches, cyberattacks or system failures and resulting interruptions; our ability to attract, retain and develop highly skilled employees; our ability to identify, complete and integrate suitable acquisitions and other strategic transactions needed to meet our goals; our ability to accomplish or accurately track and report results related to our sustainability and similar goals; current and potential litigation and regulatory and government inquiries, investigations and disputes involving us or our industry; our ability to generate sufficient cash flow to service our indebtedness and to comply with financial covenants in our outstanding debt instruments; the impact of evolving sales and other tax regimes in various jurisdictions, including the United States, and anticipated tax liabilities; and the success of our recent and potential acquisitions, dispositions, joint ventures, strategic partnerships and strategic investments.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	John Egbert	ir@ebay.com
Media Relations Contact:	Emma McCulloch	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2025	December 31, 2024
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,423	$2,433
Short-term investments	955	3,457
Customer accounts and funds receivable	1,262	962
Other current assets	753	715
Total current assets	5,393	7,567
Long-term investments	2,848	2,439
Property and equipment, net	1,333	1,263
Goodwill	4,376	4,269
Operating lease right-of-use assets	367	427
Deferred tax assets	2,898	2,936
Other assets	576	464
Total assets	$17,791	$19,365
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,748	$1,673
Accounts payable	308	257
Customer accounts and funds payable	1,365	1,018
Accrued expenses and other current liabilities	2,237	2,184
Income taxes payable	173	966
Total current liabilities	5,831	6,098
Operating lease liabilities	264	320
Deferred tax liabilities	1,377	1,405
Long-term debt	5,003	5,752
Other liabilities	597	632
Total liabilities	13,072	14,207
Total stockholders' equity	4,719	5,158
Total liabilities and stockholders' equity	$17,791	$19,365

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions, except per share amounts)
Net revenues	$2,820	$2,576	$8,135	$7,704
Cost of net revenues (1)	821	727	2,320	2,162
Gross profit	1,999	1,849	5,815	5,542
Operating expenses:
Sales and marketing (1)	606	592	1,728	1,710
Product development (1)	423	374	1,206	1,104
General and administrative (1)	282	194	914	673
Provision for transaction losses	106	89	273	266
Amortization of acquired intangible assets	6	5	18	14
Total operating expenses	1,423	1,254	4,139	3,767
Income from operations	576	595	1,676	1,775
Interest and other:
Gain (loss) on equity investments and warrant, net	(10)	199	(16)	(120)
Interest expense	(62)	(63)	(185)	(194)
Interest income and other, net	69	66	209	200
Income from continuing operations before income taxes	573	797	1,684	1,661
Income tax benefit (provision)	24	(161)	(213)	(360)
Income from continuing operations	597	636	1,471	1,301
Income (loss) from discontinued operations, net of income taxes	35	(2)	32	(5)
Net income	$632	$634	$1,503	$1,296

Income (loss) per share – basic:
Continuing operations	$1.31	$1.31	$3.19	$2.59
Discontinued operations	0.08	—	0.07	(0.01)
Net income per share – basic	$1.39	$1.31	$3.26	$2.58

Income (loss) per share – diluted:
Continuing operations	$1.28	$1.29	$3.13	$2.57
Discontinued operations	0.07	—	0.07	(0.01)
Net income per share – diluted	$1.35	$1.29	$3.20	$2.56

Weighted average shares:
Basic	456	487	461	502
Diluted	467	494	471	507

(1) Includes stock-based compensation as follows:
Cost of net revenues	$15	$13	$42	$40
Sales and marketing	21	22	65	70
Product development	69	70	216	211
General and administrative	42	41	125	125
	$147	$146	$448	$446

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions)
Cash flows from operating activities:
Net income	$632	$634	$1,503	$1,296
Loss (income) from discontinued operations, net of income taxes	(35)	2	(32)	5
Adjustments:
Provision for transaction losses	106	89	273	266
Depreciation and amortization	106	92	292	245
Stock-based compensation	147	146	448	446
Deferred income taxes	70	(11)	14	(534)
Change in fair value of warrants	(2)	(145)	(2)	(120)
Change in fair value of equity investment in Adevinta	—	—	—	156
Loss (gain) on investments and other, net	11	(54)	8	84
Changes in assets and liabilities, net of acquisition effects	(101)	2	(1,090)	(107)
Net cash provided by continuing operating activities	934	755	1,414	1,737
Net cash used in discontinued operating activities	(38)	—	(38)	—
Net cash provided by operating activities	896	755	1,376	1,737
Cash flows from investing activities:
Purchases of property and equipment	(131)	(109)	(408)	(341)
Purchases of investments	(1,093)	(3,559)	(6,100)	(11,472)
Maturities of investments	1,491	3,722	8,021	10,421
Proceeds from sale of shares in Adevinta, net	—	(7)	—	2,410
Shareholder distributions from equity investments	2	—	227	—
Acquisitions and other	(4)	2	(96)	(67)
Net cash provided by investing activities	265	49	1,644	951
Cash flows from financing activities:
Proceeds from issuance of common stock	8	3	101	58
Repurchases of common stock	(626)	(755)	(1,865)	(2,238)
Payments for taxes related to net share settlements of restricted stock units and awards	(71)	(40)	(208)	(136)
Payments for dividends	(132)	(131)	(400)	(405)
Repayment of senior notes	—	(750)	(800)	(750)
Proceeds from issuance of commercial paper	632	441	1,575	441
Repayment of commercial paper	(628)	—	(1,446)	—
Net funds receivable and payable activity	(57)	223	231	230
Other	—	—	(26)	(14)
Net cash used in financing activities	(874)	(1,009)	(2,838)	(2,814)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	22	45	5
Net increase (decrease) in cash, cash equivalents and restricted cash	282	(183)	227	(121)
Cash, cash equivalents and restricted cash at beginning of period	3,231	2,555	3,286	2,493
Cash, cash equivalents and restricted cash at end of period	$3,513	$2,372	$3,513	$2,372

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In millions, except percentages)
Total net revenues (1)(2)	$2,820	$2,730	$2,585	$2,579	$2,576
Current quarter vs prior year quarter	9%	6%	1%	1%	3%
Percent from international	48%	49%	48%	48%	49%

(1) Hedge gain/(loss)	$(24)	$(6)	$8	$(23)	$(11)
(2) Foreign currency impact	$20	$32	$(21)	$5	$(6)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In millions, except percentages)
Active Buyers (1)	134	134	134	134	133
Current quarter vs prior year quarter	1%	1%	1%	1%	1%

Gross Merchandise Volume (2)
U.S.	$9,872	$9,428	$9,066	$9,043	$8,740
Current quarter vs prior year quarter	13%	7%	1%	2%	1%
International	$10,233	$10,086	$9,687	$10,277	$9,566
Current quarter vs prior year quarter	7%	5%	0%	6%	2%
Total Gross Merchandise Volume	$20,105	$19,514	$18,753	$19,320	$18,306
Current quarter vs prior year quarter	10%	6%	1%	4%	2%

(1)Active Buyers consist of all buyers who paid for a transaction on our Marketplace platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Our acquisitions completed during the periods shown have not materially impacted Active Buyers.
(2)Gross Merchandise Volume consists of the total value of all paid transactions between users on our Marketplace platforms during the applicable period inclusive of shipping fees and taxes, without adjustment for returns or cancellations.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
December 31, 2025
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net revenues	$2.83 - $2.89	$2.83 - $2.89
Diluted EPS from continuing operations	$0.96 - $1.01	$1.31 - $1.36
Gross Merchandise Volume	$20.5 - $20.9

Twelve Months Ending
December 31, 2025
(In billions, except per share amounts)	GAAP	Non-GAAP (b)
Net revenues	$10.97 - $11.03	$10.97 - $11.03
Diluted EPS from continuing operations	$4.09 - $4.14	$5.42 - $5.47
Gross Merchandise Volume	$78.9 - $79.3

(a) Estimated non-GAAP amounts above for the three months ending December 31, 2025 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $11-$14 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $155-$165 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $20-$30 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our remaining equity investments.

(b) Estimated non-GAAP amounts above for the twelve months ending December 31, 2025 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $48-$51 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $621-$631 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $54-$64 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our remaining equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported on an "FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrants. These are gains or losses associated with warrant agreements entered into with vendors, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period and does not exclude certain non-discretionary expenditures, such as mandatory debt service requirements.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions, except percentages)
GAAP operating income	$576	$595	$1,676	$1,775
Stock-based compensation expense and related employer payroll taxes	152	149	466	457
Amortization of acquired intangible assets within cost of net revenues and operating expenses	12	10	37	27
Executive bonuses and restructuring	24	(4)	79	(10)
Legal matters	—	(50)	52	(56)
Other general and administrative expenses	—	—	—	1
Total non-GAAP operating income adjustments	188	105	634	419
Non-GAAP operating income	$764	$700	$2,310	$2,194

GAAP operating margin	20.4%	23.1%	20.6%	23.0%
Non-GAAP operating margin	27.1%	27.2%	28.4%	28.5%
Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$573	$797	$1,684	$1,661
GAAP provision for income taxes	24	(161)	(213)	(360)
GAAP net income from continuing operations	$597	$636	$1,471	$1,301
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$188	$105	$634	$419
Change in fair value of equity investment in Adevinta	—	—	—	234
Realized change in fair value of shares sold in Adevinta	—	—	—	(78)
Change in fair value of other equity investments	2	(18)	2	11
Change in fair value of warrants	(2)	(145)	(2)	(120)
Change in fair value of Aurelia option	—	(35)	—	74
Income tax effects and adjustments	(149)	45	(169)	(3)
Non-GAAP net income from continuing operations	$636	$588	$1,936	$1,838

Diluted net income from continuing operations per share:
GAAP	$1.28	$1.29	$3.13	$2.57
Non-GAAP	$1.36	$1.19	$4.11	$3.63
Shares used in GAAP diluted net income per share calculation	467	494	471	507
Shares used in non-GAAP diluted net income per share calculation	467	494	471	507

GAAP effective tax rate – Continuing operations	(4.1)%	20.2%	12.7%	21.7%
Income tax effects and adjustments to net income from continuing operations	20.6%	(3.7)%	3.8%	(5.2)%
Non-GAAP effective tax rate – Continuing operations	16.5%	16.5%	16.5%	16.5%
Presented on a continuing operations basis

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In millions)
Net cash provided by continuing operating activities	$934	$755	$1,414	$1,737
Less: Purchases of property and equipment	(131)	(109)	(408)	(341)
Free cash flow	$803	$646	$1,006	$1,396
Presented on a continuing operations basis